Exhibit 5.1

November 10, 2020

MEI Pharma, Inc.

11455 El Camino Real, Suite 250

San Diego, California 92130

Re: Registration Statement on Form S-3 (File No. 333-238056)

Ladies and Gentlemen:

We have acted as counsel to MEI Pharma, Inc., a Delaware corporation (the “Company”), in connection with the proposed issuance and sale by the Company, from time to time, of up to $60,000,000 of shares (the “Shares”) of common stock, par value $0.00000002 per share (“Common Stock”), of the Company pursuant to that certain At-The-Market Equity Offering Sales Agreement (the “Sales Agreement”) with Stifel, Nicolaus & Company, Incorporated and Credit Suisse Securities (USA) LLC, as sales agents under the Company’s Registration Statement on Form S-3 (File No. 333-238056) (the “Registration Statement”) and the Prospectus Supplement, dated November 10, 2020 (the “Prospectus Supplement”), filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”) relating to the proposed issuance and sale of the Shares.

In connection with this opinion letter, we have examined the Sales Agreement, the Registration Statement, the Prospectus Supplement and originals, or copies certified or otherwise identified to our satisfaction, of the Amended and Restated Certificate of Incorporation, the Third Amended and Restated Bylaws of the Company and such other documents, records and other instruments as we have deemed appropriate for purposes of the opinion set forth herein.

In our examination of the foregoing documents, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as copies, the authenticity of the originals of such latter documents and the legal competence of all signatories to such documents.

Morgan, Lewis & Bockius LLP

101 Park Avenue New York, NY 10178-0060 United States	T +1.212.309.6000 F +1.212.309.6001

November 10, 2020

Based upon and subject to the foregoing, and assuming the receipt of the appropriate consideration for the Shares, we are of the opinion that the Shares have been duly authorized, and when the Shares are issued in accordance with the terms and conditions of the Agreement, will be validly issued, fully paid and nonassessable.

We express no opinion herein as to the laws of any state or jurisdiction other than the laws of the State of New York, the General Corporation Law of the State of Delaware and the federal laws of the United States of America.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading “Legal Matters” in the document that forms a part of such Registration Statement. In giving such consent, we do not thereby admit that we are acting within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission thereunder.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP

MORGAN, LEWIS & BOCKIUS LLP